Quicksilver Resources Inc.

October 26, 2010

SPO Partners II, L.P.
591 Redwood Highway, Suite 3215
Mill Valley, California 94941

Ladies and Gentlemen:

In connection with your consideration of a possible transaction (the “Transaction”) with Quicksilver Resources Inc. (the “Company”), it is expected that the Company and its Representatives (as defined below) will furnish you and your Representatives with, or otherwise make available to you and your Representatives, certain information about the business, operations and affairs of the Company and its subsidiaries.  Such information (whether oral, written, electronic or otherwise and whether provided before, on or after the date of this agreement), regardless of the form in which it is provided or maintained and whether prepared by the Company, its Representatives or otherwise, together with any notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain or otherwise reflect such information, is hereinafter referred to as “Confidential Information,” except that “Confidential Information” does not include any information that (i) was publicly available prior to the date of this agreement or hereafter becomes publicly available without any violation of this agreement on the part of you or any of your Representatives, or (ii) becomes available to you from a person other than the Company and its Representatives who is not, to the best of your knowledge, subject to any contractual, legal, fiduciary or other obligation to keep such information confidential.  As used in this agreement, “person” means an individual or entity and the “Representatives” of any person means the affiliates, officers, directors, employees, attorneys, accountants, financial or other advisors and other agents and representatives of such person.  For avoidance of doubt, “Representatives” shall not include any prospective sources of financing for the Transaction (whether equity or debt financing).

In consideration of your being provided with Confidential Information and being offered the opportunity to evaluate the Transaction, you agree to comply with the terms of this agreement.

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You agree that all Confidential Information will be kept confidential and will not be disclosed, in whole or in part, by you or any of your Representatives to any person other than those of your Representatives who need to know such Confidential Information for the purpose of evaluating the Transaction on your behalf; provided that (i) you will require your Representatives to be bound by the terms of this agreement applicable to them to the fullest extent as if they were parties hereto and (ii) you will be responsible for any breach of this agreement by you or any of your Representatives.

Without the prior written consent of the Company, you agree that none of you or any of your Representatives will disclose to any person the fact that any Confidential Information has been made available to you or your Representatives, that discussions or negotiations are taking place concerning a possible transaction with the Company, or any of the terms, conditions or other facts with respect to the Transaction or any other transaction with the Company, including the status thereof, except as otherwise required by law or the applicable rules of any national securities exchange.

You agree that unless otherwise directed by the Company in writing (i) all communications with the Company regarding the Transaction, (ii) requests for additional information, facility tours, or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be submitted or directed by you or your Representatives only to  a person or persons designated in writing by a representative of the transaction committee of the Company’s Board of Directors___________.

You agree that neither you nor any of your Representatives will use or allow the use of any Confidential Information for any purpose except to evaluate the Transaction.

You agree to inform the Company promptly of any determination by you not to proceed with your consideration of the Transaction.  If you determine not to proceed with your consideration of the Transaction, or promptly following your receipt of a request from the Company, you and your Representatives shall, at your election,  either destroy or return to the Company all Confidential Information provided to you or your Representatives, except for that portion of the Confidential Information that consists of analyses, compilations, studies or other documents prepared by you or your Representatives.  Any such portion of the Confidential Information that consists of analyses, compilations, studies or other documents prepared by you or your Representatives will, to the extent legally permitted, be destroyed immediately upon the Company’s request.  Upon the request of the Company, you will provide the Company with prompt written certification of your and your Representatives’ compliance with the preceding two sentences.

If you or anyone to whom you transmit the Confidential Information is requested or required by applicable law (by oral questions, interrogatories, requests for information

SPO Partners II, L.P.	October 26, 2010

or documents, subpoenas, civil investigative demand or similar process) to disclose any of the Confidential Information, you will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement, and you will use your reasonable best efforts to assist the Company in seeking such protective order.  If such protective order or other remedy is not obtained, or the Company waives your compliance with the provisions of this agreement, you or your Representatives will furnish only that portion of the Confidential Information that is legally required to be furnished, in the opinion of your counsel, and will exercise your reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

You hereby acknowledge that, in your examination of the Confidential Information, you will receive material nonpublic information concerning the Company, and that you are aware (and that your Representatives have been or will be advised by you) that the United States securities laws restrict the purchase and sale of securities by persons who possess certain nonpublic information relating to the issuer of such securities.  You agree that for a period of eighteen months following the date hereof (the “Standstill Period”), none of you and any of your affiliates (and any person acting on behalf of or in concert with you or any of your affiliates) will, directly or indirectly, without the Company’s prior written consent, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the Company or any of its subsidiaries, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any person controlling the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company, (v) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company, (vi) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (vii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other person in connection with the foregoing. You further agree that during the Standstill Period none of you or any of your affiliates (or any person acting on behalf of or in concert with you or any of your affiliates) will, without the prior written consent of the Company, (x) request the Company or any of its Representatives directly or indirectly, to amend or waive any provision of this paragraph (including this sentence); provided that you may request the Company to waive such provision solely in order to make a proposal to the transaction committee of the Company’s Board of Directors so long as such request for a waiver complies with the requirements of clause (y) below, or (y) take any action that could require the Company to make a public

SPO Partners II, L.P.	October 26, 2010

announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph with you or your affiliates (or any person acting on behalf of or in concert with you or any of your affiliates).

You also agree that for a period of two years following the date hereof, none of you and any of your affiliates (nor any person acting on behalf of or in concert with you or any of your affiliates) will, without the prior written consent of the Company, directly or indirectly solicit or encourage any executive officer or other senior officer employed by the Company or any of its subsidiaries to leave the employ of the Company or its subsidiaries, as applicable; provided that the restrictions of this paragraph shall not apply to any generally directed advertisement, or any search firm engagement which is not directed or focused on personnel employed by the Company or its subsidiaries.

No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

You agree that the Company would be irreparably injured by a breach of this agreement by you or your Representatives and that, in such event (or in the event the Company reasonably believes such event is reasonably likely to occur), the Company shall be entitled, in addition to any and all other remedies, to injunctive relief and specific performance without the necessity of providing any bond or other security, and you hereby irrevocably consent to such relief.

The Company and its Representatives make no representations or warranties, express or implied, with respect to the Confidential Information, except for any representations and warranties that may be expressly made in a definitive agreement when, as, and if executed, and subject to such limitations and restrictions as may be specified in such agreement.  You agree that neither the Company nor any of its Representatives shall have any liability to you or any of your Representatives resulting from the selection or use of the Confidential Information by you or your Representatives or any errors therein or omissions therefrom.  You understand and agree that, unless and until a definitive agreement between the Company and you or one of your affiliates with respect to the Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any transaction (except for the express obligations set forth in this agreement).

All proprietary and intellectual property rights in and to the Confidential Information shall remain the sole property of the Company, and nothing in this agreement shall be construed in any way to grant to you or your Representatives any express or implied option, license or other right, title or interest in or to any Confidential Information, or to any intellectual property rights embodied in such Confidential Information.

SPO Partners II, L.P.	October 26, 2010

If any term or provision of this agreement or any application hereof shall be invalid and unenforceable, the remainder of this agreement and any other application of such term or provision shall not be affected thereby.

This agreement may be modified or waived only by an instrument signed by the parties hereto.  This agreement may not be assigned by any party hereto without the express prior written consent of the other party hereto, and any assignment of this agreement by either party without the prior written consent of the other shall be void.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of law provisions.  You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in New York City, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this letter agreement.  You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process for any such suit, action or proceeding brought against you in any such court.  You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon such judgment.

Except for the preceding two paragraphs, which shall be binding in perpetuity or until the latest date permitted by law, this agreement will be binding upon you and your Representatives for a period of three years from the date hereof.  This agreement may be executed and delivered by facsimile.  Any facsimile signatures shall have the same legal effect as original signatures.

SPO Partners II, L.P.	October 26, 2010

To evidence your agreement with the foregoing, please sign and return a copy of this agreement to the undersigned.

Very truly yours,
QUICKSILVER RESOURCES INC.
By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President & General Counsel
Accepted and agreed:

SPO PARTNERS II, L.P.

By:	SPO Advisory Partners, L.P., its general partner

By:	SPO Advisory Corp., its general partner

By:	/s/ Edward H. McDermott
Name: Edward H. McDermott Title: Vice President